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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post Effective Amendment No. 1 to Form S-3) and related Prospectus of AirTran Holdings, Inc. for the registration of $300,000,000 of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated January 21, 2001, except for note 5 as to which the date is March 22, 2001 with respect to the consolidated financial statements and schedule of AirTran Holdings, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                    /s/ ERNST & YOUNG LLP


Atlanta, Georgia
May 10, 2001